NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 07, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 23, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of PHX Minerals Inc. and WhiteHawk Merger Sub, Inc., a subsidiary of WhiteHawk Acquisition, Inc., which is a subsidiary of WhiteHawk Income Corporation became effective before market open on June 23, 2025. Each share of Class A Common Stock of PHX Minerals Inc. not previously tendered, automatically converted into USD 4.35, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 23, 2025.